Exhibit 99.1
Clinical Data, Inc. Sells Certain Non-Core Assets to Intrexon Corporation
Company Divests Non-core Assets from Avalon Acquisition, Continues Focus on Late-stage Drug Development Programs
NEWTON, Mass., Sep 01, 2009 (BUSINESS WIRE) — Clinical Data, Inc. (NASDAQ: CLDA) today announced the sale of certain assets to Intrexon Corporation, a transaction that is consistent with the Company’s ongoing plan to focus resources on its valuable late-stage and preclinical drug programs. Under the asset purchase agreement, Intrexon will assume certain liabilities and pay Clinical Data $1.5 million in cash to acquire substantially all the property and equipment situated in Avalon Pharmaceuticals’ Germantown, MD facility, while Clinical Data will retain all intellectual property rights acquired in the Avalon acquisition, including all rights to a promising oncology drug candidate targeting the beta-catenin pathway and the AvalonRX(R) biomarker discovery platform. In addition to the cash payment received in the transaction, Clinical Data estimates the annual cost-savings associated with this transaction to be approximately $4.0 to $5.0 million.
“This transaction is another step forward in our strategy to allocate our resources to Clinical Data’s late-stage drug development programs and other early-stage priority programs, while continuing to divest any assets that are not core to this mission,” said Drew Fromkin, Clinical Data’s President and Chief Executive Officer. “It also demonstrates our commitment to fiscal discipline as we continue the integration of Avalon Pharmaceuticals and take immediate action to reduce unnecessary costs, while supplementing our cash resources.”
As part of the transaction, Intrexon will assume Avalon’s remaining lease obligations for its Germantown, MD facility, and hire 11 employees located at the site to maintain continuity of operations. All employees who are directly supporting the beta-catenin program are remaining with Clinical Data to advance the program. As part of the purchase agreement, Clinical Data will sublease from Intrexon a portion of the laboratory space and offices that are directly associated with Clinical Data’s oncology program, which includes the lead beta-catenin compound.
About Clinical Data, Inc.
Clinical Data develops first-in-class and best-in-category targeted therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases, to be followed by promising drug candidates in major therapeutic areas including oncology and inflammatory diseases. Clinical Data plans to differentiate its therapeutics by combining its drug development and biomarker expertise to develop products with enhanced efficacy and tolerability, improving patient health and reducing costs. To learn more, please visit the Company’s website at www.clda.com.
Intrexon is a privately held life sciences company that employs modular DNA control systems to enhance capabilities, improve safety and lower cost in therapeutics, human protein production, industrial enzymes and agbio. Randal J. Kirk is the Chairman and CEO of Intrexon, as well as Clinical Data’s Chairman.
BroadOak Capital Partners of Bethesda, Maryland, served as Clinical Data’s investment banking advisor in the transaction.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate (s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to obtain regulatory approval for, and successfully introduce our late state therapeutic products; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, whether our late-stage therapeutic products will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether our late-stage therapeutic products will be successfully marketed if approved; our ability to successfully integrate the operations we have acquired and to gain the expected benefits from our divestitures; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic downturns; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, and Current Reports on Form 8-K filed from time to time by the Company.
SOURCE: Clinical Data, Inc.
Clinical Data, Inc.
Theresa McNeely, 617-527-9933 x3373
Vice President
Corporate Communications
Copyright Business Wire 2009